July 2008 Filed pursuant to Rule 433 dated June 24, 2008 relating to Preliminary Pricing Supplement No. 701 dated June 23, 2008 to Registration Statement No. 333-131266
Structured Investments
Opportunities in Commodities

Bear Market PLUS due August 31, 2009
Based Inversely on the Price of West Texas Intermediate Light Sweet Crude Oil
Bear Market PLUS offer an enhanced short exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  Having short exposure to an underlying asset means that investors will earn a positive return if the underlying asset declines in value, but will lose money on their investment if the underlying asset increases in value.  These investments allow investors to capture enhanced returns when the underlying asset declines in value.  The enhancement typically applies only for a certain range of negative price performance.  In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return.  At maturity, investors will receive an amount in cash that may be more or less than the principal amount based upon the closing value of the asset at maturity.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per Bear Market PLUS
Issue price:	$1,000 per Bear Market PLUS (see “Commissions and Issue Price” below)
Pricing date:	July , 2008
Original issue date:	July , 2008 (5 business days after the pricing date)
Maturity date:	August 31, 2009
Payment at maturity:
If final WTI crude oil price is less than initial WTI crude oil price,
$1,000 + enhanced downside payment
In no event will the payment at maturity be greater than the maximum payment at maturity.
If final WTI crude oil price is greater than or equal to initial WTI crude oil price,
$1,000 – upside reduction amount
This amount will be less than or equal to the stated principal amount of $1,000. However, in no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$1,000 x leverage factor x commodity percent decrease
Leverage factor:	300%
Commodity percent decrease:	(initial WTI crude oil price – final WTI crude oil price) / initial WTI crude oil price
Upside reduction amount:	$1,000 x commodity percent increase
Commodity percent increase:	(final WTI crude oil price – initial WTI crude oil price) / initial WTI crude oil price
Initial WTI crude oil price:	The WTI crude oil price on the pricing date
Final WTI crude oil price:	The WTI crude oil price on the valuation date
WTI crude oil price:
On any day, the official settlement price per barrel of the first nearby month futures contract (or, in the case of the last trading day of the first nearby month contract, the second nearby month contract) on WTI crude oil stated in U.S. dollars, as made public by the relevant exchange on such day.

Maximum payment at maturity:	$1,210 to $1,230 per Bear Market PLUS (121 % to 123% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$200 per Bear Market PLUS (20% of the stated principal amount)
Valuation date:	August 24, 2009, subject to adjustment for non-trading days and certain market disruption events
CUSIP:	6174467H6
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per PLUS	$1,000	$15	$985
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Bear Market PLUS purchased by that investor.  The lowest price payable by an investor is $995 per Bear Market PLUS.  Please see “Syndicate Information” on page 6 for further details.

(2)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement describing this offering.
You should read this document together with the preliminary pricing supplement describing this offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 701 dated June 23, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP:  MSPRB0707001

Bear Market PLUS based inversely on price of West Texas Intermediate Light Sweet Crude Oil due August 31, 2009
Performance Leveraged Upside SecuritiesSM

Investment Overview
Bear Market PLUS

The Bear Market PLUS due August 31, 2009, Based Inversely on the Price of West Texas Intermediate Light Sweet Crude Oil (the “Bear Market PLUS”) can be used:

▪	As an alternative to taking a short position in futures contracts on WTI crude oil that enhances returns for a certain range of negative price performance of WTI crude oil

▪	To enhance returns and potentially outperform a short strategy on WTI crude oil in a moderately bearish scenario

▪
To achieve similar levels of short exposure for a certain range of price performance of WTI crude oil as a direct short position on WTI crude oil while putting fewer dollars at risk by taking advantage of the leverage factor

The PLUS are exposed on a 1:1 basis to the positive performance of WTI crude oil, subject to the minimum payment at maturity.

Maturity:	13 months

Leverage factor:	300%

Maximum payment at maturity:	$1,210 to $1,230 per Bear Market PLUS (121% to 123% of the stated principal amount)

Minimum payment at maturity:	$200 per Bear Market PLUS (20% of the stated principal amount)

WTI Crude Oil Overview
Crude oil is used as a refined product primarily as transport fuel, industrial fuel and in-home heating fuel.  The price of WTI crude oil to which the return on the Bear Market PLUS is linked is based on the official settlement price of the near-month futures contract for WTI crude oil as made public on the relevant exchange, which is currently the New York Mercantile Exchange.  The official settlement price for the WTI crude oil futures contract expiring in any month for delivery in the following month, is often used as the measure of the current price for WTI crude oil.  The price for the first nearby month futures contract for WTI crude oil can be accessed at www.bloomberg.com under the commodities section.*

Information as of market close on June 23, 2008

Bloomberg Ticker Symbol:*	CL1

Current Price:	$136.72

52 Weeks Ago:	$69.14

52 Week High (on 6/6/2008):	$138.54

52 Week Low (on 6/26/2007):	$67.77

* The definitive WTI crude oil price on any day will be as published by the relevant exchange. If the price displayed on Bloomberg differs from such published price, the price published by the relevant exchange will prevail.

WTI Crude Oil Prices Daily Closing Prices of the First Nearby Month Futures Contract January 1, 200 3 to June 23, 2008

July 2008	Page 2

Bear Market PLUS based inversely on price of West Texas Intermediate Light Sweet Crude Oil due August 31, 2009
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale
This 13-month investment offers 300% enhanced exposure to the downside movement in the price of WTI crude oil, subject to a maximum payment at maturity of $1,210 to $1,230 (121% to 123% of the stated principal amount).  Investors can use the Bear Market PLUS to triple returns up to the maximum payment at maturity, while maintaining similar risk as taking a direct short position in futures contracts on WTI crude oil.

Enhanced Performance
The Bear Market PLUS offer investors an opportunity to capture enhanced returns relative to a short investment in a futures contract on WTI crude oil within a certain range of negative price performance.

Best Case Scenario	The price of WTI crude oil declines significantly and, at maturity, the Bear Market PLUS redeem for the maximum payment at maturity, $1,210 to $1,230 (121% to 123% of the stated principal amount).
Worst Case Scenario
The price of WTI crude oil increases and, at maturity, the Bear Market PLUS redeem for less than the stated principal amount by an amount proportionate to the increase in price, subject to the minimum payment at maturity of $200 per Bear Market PLUS.

Summary of Selected Key Risks (see page 9)

▪	The minimum payment at maturity protects only 20% of the stated principal amount. You will lose money on your investment if the price of WTI crude oil increases over the term of the Bear Market PLUS.

▪	No interest payments.

▪	Appreciation potential is limited by the maximum payment at maturity.

▪
The Bear Market PLUS will not be listed on any exchange, secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your Bear Market PLUS prior to maturity.

▪
The market price of the Bear Market PLUS will be influenced by many unpredictable factors, including the market price and price volatility of WTI crude oil and of futures contracts and forward contracts on WTI crude oil.

▪	Investing in the Bear Market PLUS is not equivalent to taking a short position in futures contracts on WTI crude oil.

▪	The price of WTI crude oil is affected by numerous factors, may change unpredictably and may affect the value of the Bear Market PLUS in unforeseen ways.

▪	Differences between futures prices and the spot price of WTI crude oil may decrease the amount payable at maturity.

▪	Suspensions or disruptions of market trading in WTI crude oil futures contracts may adversely affect the value of the Bear Market PLUS.

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

▪	Economic interests of the calculation agent may be potentially adverse to investors.

▪	Credit risk to Morgan Stanley.

July 2008	Page 3

Bear Market PLUS based inversely on price of West Texas Intermediate Light Sweet Crude Oil due August 31, 2009
Performance Leveraged Upside SecuritiesSM

Fact Sheet
The Bear Market PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide protection of only 20% of principal at maturity and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, investors will receive for each $1,000 stated principal amount of Bear Market PLUS that the investor holds, an amount in cash that may be more or less than the stated principal amount based inversely upon the change in the price of WTI crude oil.  The Bear Market PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
July , 2008	July , 2008 (5 business days after the pricing date)	August 31, 2009

Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000 per Bear Market PLUS (see “Syndicate Information” on page 6)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per Bear Market PLUS
Denominations:	$1,000 per Bear Market PLUS and integral multiples thereof
Interest:	None
Payment at maturity:
If final WTI crude oil price is less than initial WTI crude oil price,
$1,000 + enhanced downside payment
In no event will the payment at maturity be greater than the maximum payment at maturity.
If final WTI crude oil price is greater than or equal to initial WTI crude oil price,
$1,000 – upside reduction amount
This amount will be less than or equal to the stated principal amount of $1,000.  However, in no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$1,000 x leverage factor x commodity percent decrease
Leverage factor:	300%
Commodity percent decrease:	(initial WTI crude oil price – final WTI crude oil price) / initial WTI crude oil price
Upside reduction amount:	$1,000 x commodity percent increase
Commodity percent increase:	(final WTI crude oil price – initial WTI crude oil price) / initial WTI crude oil price
Initial WTI crude oil price:	The WTI crude oil price on the pricing date, subject to adjustment for non-trading days and certain market disruption events
Final WTI crude oil price:	The WTI crude oil price on the valuation date, subject to adjustment for non-trading days and certain market disruption events
WTI crude oil price:
On any day, the official settlement price per barrel of the first nearby month futures contract (or, in the case of the last trading day of the first nearby month contract, the second nearby month contract) on WTI crude oil stated in U.S. dollars, as made public by the relevant exchange on such day.

Maximum payment at maturity:	$1,210 to $1,230 per Bear Market PLUS (121% to 123% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$200 per Bear Market PLUS (20% of the stated principal amount)
Valuation date:	August 24, 2009, subject to adjustment for non-trading days and certain market disruption events
Risk factors:	Please see “Risk Factors” on page 9.

July 2008	Page 4

Bear Market PLUS based inversely on price of West Texas Intermediate Light Sweet Crude Oil due August 31, 2009
Performance Leveraged Upside SecuritiesSM

General Information
Listing:
The Bear Market PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Bear Market PLUS and you should be willing to hold the Bear Market PLUS to maturity.

CUSIP:	6174467H6
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Bear Market PLUS offered under this document and is superseded by the following discussion.

Although the issuer believes each Bear Market PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS.

Assuming this characterization of the Bear Market PLUS is respected, the following U.S. federal income tax consequences should result:
• a U.S. Holder should not be required to recognize taxable income over the term of the Bear Market PLUS prior to maturity, other than pursuant to a sale or exchange; and

•     upon sale, exchange or settlement of the Bear Market PLUS at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Bear Market PLUS.  Such gain or loss should be long-term capital gain or loss if the holding period of the Bear Market PLUS is more than one year at the time of sale, exchange, or settlement, and short-term capital gain or loss otherwise.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Bear Market PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bear Market PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS, including possible alternative treatments and the issues presented by this notice.

Both U.S. and non-U.S. investors should read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying pricing supplement concerning the U.S. federal income tax consequences of an investment in the Bear Market PLUS.  Investors should note that the accompanying pricing supplement does not address the tax consequences to an investor holding the Bear Market PLUS as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction or as part of a constructive sale transaction.  An investor who holds any position the return on which is based on or linked to the performance of WTI Crude Oil should discuss with its tax adviser the U.S. federal income tax consequences of an investment in the Bear Market PLUS (including the potential application of the “straddle” rules).

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)

July 2008	Page 5

Bear Market PLUS based inversely on price of West Texas Intermediate Light Sweet Crude Oil due August 31, 2009
Performance Leveraged Upside SecuritiesSM

Use of proceeds and hedging:

The net proceeds we receive from the sale of the Bear Market PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Bear Market PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Bear Market PLUS by taking positions in futures contracts or forward contracts on WTI crude oil or in such other instruments as we may wish to use in connection with such hedging. Such purchase activity could decrease the price of WTI crude oil , and therefore the price below which WTI crude oil must decrease by the valuation date before investors would receive at maturity a payment that exceeds the principal amount of the Bear Market PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the preliminary pricing supplement describing this offering.

ERISA:	See “ERISA Matters for Pension Plans and Insurance Companies” in the preliminary pricing supplement describing this offering.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the Bear Market PLUS	Selling concession	Principal amount of Bear Market PLUS for any single investor
100%	1.500%	<$999K
99.750%	1.250%	$1MM-$2.999MM
99.625%	1.125%	$3MM-$4.999MM
99.500%	1.000%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Bear Market PLUS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the Bear Market PLUS.  We encourage you to read the preliminary pricing supplement, the prospectus supplement and the prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

July 2008	Page 6

Bear Market PLUS based inversely on price of West Texas Intermediate Light Sweet Crude Oil due August 31, 2009
Performance Leveraged Upside SecuritiesSM

How Bear Market PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Bear Market PLUS based on the following terms:

Stated principal amount:	$1,000
Leverage factor:	300%
Hypothetical maximum payment at maturity:	$1,220 (122% of the stated principal amount)
Minimum payment at maturity:	$200 (20% of the stated principal amount)

Bear Market PLUS Payoff Diagram

¡
If the final WTI crude oil price is less than the initial WTI crude oil price, investors will receive the $1,000 stated principal amount plus 300% of the percentage decline in the price of WTI crude oil over the term of the Bear Market PLUS, subject to the maximum payment at maturity.  In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a final WTI crude oil price of 92.67% of the initial WTI crude oil price.

–	If the price of WTI crude oil declines 5%, investors would receive a 15% return, or $1,150 per Bear Market PLUS.

–	If the price of WTI crude oil declines 50%, investors would receive the hypothetical maximum payment at maturity of $1,220 per Bear Market PLUS (122% of the stated principal amount).

¡
If the final WTI crude oil price is greater than or equal to the initial WTI crude oil price, investors will receive an amount that is less than or equal to the $1,000 stated principal amount, based on a 1% loss of principal for each 1% increase in the price of WTI crude oil, subject to the minimum payment at maturity of $200 per Bear Market PLUS.

–	If the price of WTI crude oil increases 10%, investors would lose 10% of their principal and receive only $900 per Bear Market PLUS at maturity, or 90% of the stated principal amount.

–	if the price of WTI crude oil increases 90%, investors would receive the minimum payment at maturity of 20% of the stated principal amount, or $200 per Bear Market PLUS.

July 2008	Page 7

Bear Market PLUS based inversely on price of West Texas Intermediate Light Sweet Crude Oil due August 31, 2009
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of Bear Market PLUS that they hold an amount in cash based upon the price of WTI crude oil, determined as follows:

If the final WTI crude oil price is less than the initial WTI crude oil price:

$1,000    +    Enhanced Downside Payment:

Subject to a maximum payment at maturity of $1,210 to $1,230 per Bear Market PLUS (121% to 123% of the stated principal amount).

If the final WTI crude oil price is greater than or equal to the initial WTI crude oil price:

$1,000     –    Upside Reduction Amount

Subject to a minimum payment at maturity of $200 per Bear Market PLUS (20% of the stated principal amount).

If the final WTI crude oil price is greater than the initial WTI crude oil price, the upside reduction amount will be greater than zero and the payment at maturity per Bear Market PLUS will be less than $1,000 by an amount proportionate to the increase in the price of WTI crude oil, subject to the minimum payment at maturity of $200 per Bear Market PLUS.

July 2008	Page 8

Bear Market PLUS based inversely on price of West Texas Intermediate Light Sweet Crude Oil due August 31, 2009
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Bear Market PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Bear Market PLUS.

Structure Specific Risk Factors

▪
PLUS do not pay interest and provide a minimum payment at maturity of only 20% of principal. The terms of the Bear Market PLUS differ from those of ordinary debt securities in that we will not pay you interest on the Bear Market PLUS and the Bear Market PLUS provide a minimum payment at maturity of only 20% of the stated principal amount.  If the final WTI crude oil price is greater than the initial WTI crude oil price, you will receive an amount in cash at maturity that is less than the $1,000 stated principal amount of each Bear Market PLUS by an amount proportionate to the increase in the price of WTI crude oil, subject to the minimum payment at maturity.  See “How Bear Market PLUS Work” on PS–7.

▪
Appreciation potential is limited.  The appreciation potential of Bear Market PLUS is limited by the maximum payment at maturity of $1,210 to $1,230 per Bear Market PLUS (121% to 123% of the stated principal amount). Although the leverage factor provides 300% exposure to any moderate decrease in the WTI crude oil price from the pricing date to the valuation date, because the payment at maturity will be limited to 121% to 123% of the stated principal amount, the percentage exposure provide by the leverage factor is progressively reduced as the final WTI crude oil price falls below approximately 92.333% to approximately 93% of the initial WTI crude oil price will not increase the return on the Bear Market PLUS.  In addition, investors will not share in any depreciation of the WTI crude oil price below 77% to 79% of the initial WTI crude oil price.  See “How Bear Market PLUS Work” on PS–7.

▪
Market price of the Bear Market PLUS may be influenced by many unpredictable factors.  Several factors will influence the value of the Bear Market PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Bear Market PLUS in the secondary market, including:  the price of WTI crude oil at any time and in particular on the valuation date, the volatility (frequency and magnitude of changes in price) of the price of WTI crude oil, trends of supply and demand for WTI crude oil and crude oil generally, interest and yield rates in the market, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the market for crude oil or energy markets generally and which may affect the final price of WTI crude oil, the time remaining until the Bear Market PLUS mature, and our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your Bear Market PLUS prior to maturity.  For example, you may have to sell your Bear Market PLUS at a substantial discount from the stated principal amount if the price of WTI crude oil has increased at the time of sale or if market interest rates rise.  You cannot predict the future prices of WTI crude oil based on their historical levels.  The final WTI crude oil price may be greater than the initial WTI crude oil price so that you will receive at maturity an amount that is less than the $1,000 stated principal amount of each Bear Market PLUS by an amount proportionate to the increase in the price of WTI crude oil.  In addition, there can be no assurance that the price of WTI crude oil will decrease so that you will receive at maturity an amount in excess of the stated principal amount of the Bear Market PLUS.

▪
The price of WTI crude oil may change unpredictably and affect the value of the Bear Market PLUS in unforeseeable ways.  Investments, such as the Bear Market PLUS, linked to the prices of commodities, such as WTI crude oil, are considered speculative and the prices for commodities such as WTI crude oil and related contracts may fluctuate significantly over short periods due to a variety of factors, including changes in supply and demand relationships; wars; political and civil upheavals; acts of terrorism; agriculture, trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; technological developments; changes in interest and exchange rates; trading activities in oil and substitute commodities and related contracts; weather; climatic events; and the occurrence of natural disasters.  These factors may affect the price for WTI crude oil and the value of your Bear Market PLUS in varying and potentially inconsistent ways.

Specific factors affecting the official settlement price of the WTI crude oil near-month futures contract (the “contract”) include primarily the global demand for and supply of crude oil, but the price of WTI crude oil may also be influenced significantly from time to time by speculative actions. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as

July 2008	Page 9

Bear Market PLUS based inversely on price of West Texas Intermediate Light Sweet Crude Oil due August 31, 2009
Performance Leveraged Upside SecuritiesSM

transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Oil and Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. West Texas Intermediate light sweet crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. We can give no assurance that the settlement price will not be more volatile than world crude oil prices generally.

In addition, the Commodity Futures Trading Commission and Congress are investigating whether recent volatility and rapid appreciation in WTI crude oil futures contracts are attributable to market manipulation or excessive speculation and, among other things, considering whether to increase the margin required to trade such contracts.  The effect of market manipulation or of such regulation on the price of WTI crude oil futures contracts is difficult to predict and could adversely affect the value of, and payment at maturity on, the Bear Market PLUS.

▪
Differences between futures prices and the spot price of WTI crude oil may decrease the amount payable at maturity.  The initial WTI crude oil price and final WTI crude oil price that are used to determine the payment at maturity on the Bear Market PLUS are determined by reference to the settlement price of the first nearby month futures contract for WTI crude oil on the pricing date and valuation date, respectively, and will not therefore reflect the spot price of WTI crude oil on such dates.  The market for futures contracts on WTI crude oil has experienced periods of backwardation, in which futures prices are lower than the spot price, and periods of contango, in which futures prices are higher than the spot price.  If the contract is in backwardation on the pricing date or in contango on the valuation date, the amount payable at maturity on the Bear Market PLUS will be less than if the initial WTI crude oil price or final WTI crude oil price, respectively, was determined with reference to the spot price.

▪
Suspension or disruptions of market trading in WTI crude oil futures contracts may adversely affect the value of the Bear Market PLUS.  The futures market for WTI crude oil is subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, the contract is listed on the New York Mercantile Exchange (the “NYMEX”).  NYMEX has limits on the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  The current maximum daily price fluctuation for futures contracts of WTI crude oil is $10 per barrel for any particular month of delivery.  If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $10 per barrel in either direction. If another halt is triggered, the market would continue to be expanded by $10 per barrel in either direction after each successive five-minute trading halt. There are no maximum price fluctuation limits during any one trading session.  Fluctuation limits will have the effect of precluding trading in the contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of WTI crude oil futures contracts and, therefore, the value of the Bear Market PLUS.

▪
Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.  The payment at maturity on the Bear Market PLUS is linked exclusively to the price of WTI crude oil and not to a diverse basket of commodities or a broad-based commodity index.  The price of WTI crude oil may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally.  Because the Bear Market PLUS are linked to the price of a single commodity they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.

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Bear Market PLUS based inversely on price of West Texas Intermediate Light Sweet Crude Oil due August 31, 2009
Performance Leveraged Upside SecuritiesSM

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Bear Market PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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The U.S. federal income tax consequences of an investment in the Bear Market PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying pricing supplement (the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Bear Market PLUS.  If the IRS were successful in asserting an alternative characterization or treatment for the Bear Market PLUS, the timing and character of income on the Bear Market PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible characterization, U.S. Holders could be required to accrue original issue discount on the Bear Market PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Bear Market PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Bear Market PLUS, and the IRS or a court may not agree with the tax treatment described in this document and the accompanying pricing supplement.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Bear Market PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bear Market PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS, including possible alternative treatments and the issues presented by this notice.

Other Risk Factors

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The Bear Market PLUS will not be listed.  The Bear Market PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Bear Market PLUS. MS & Co. currently intends to act as a market maker for the Bear Market PLUS but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Bear Market PLUS easily. Because we do not expect that other market makers will participate significantly in the secondary market for the Bear Market PLUS, the price at which you may be able to trade your Bear Market PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the Bear Market PLUS.

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Potential adverse economic interest of the calculation agent and other of our affiliates.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and on or prior to the valuation date could adversely affect the price of WTI crude oil and, as a result, could decrease the amount investors may receive on the Bear Market PLUS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial WTI crude oil price and, therefore, could decrease the price below which WTI crude oil must close on the valuation date before investors receive a payment at maturity that exceeds the issue price of the Bear Market PLUS.  Additionally, such hedging or trading activities during the term of the Bear Market PLUS, including on the valuation date, could potentially affect the price of WTI crude oil on the valuation date and, accordingly, the amount of cash investors will receive at maturity.

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Issuer’s credit ratings may affect the market value.  Investors are subject to the credit risk of the issuer.  Any decline in the issuer’s credit ratings may affect the market value of the Bear Market PLUS.

July 2008	Page 11

Bear Market PLUS based inversely on price of West Texas Intermediate Light Sweet Crude Oil due August 31, 2009
Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high and low daily official prices, as well as end-of-quarter daily official prices of WTI crude oil for each quarter in the period from January 1, 2003 through June 23, 2008.  The price of WTI crude oil on June 23, 2008 was 136.72.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The initial WTI crude oil price and final WTI crude oil price will be determined with reference to the WTI crude oil prices published by the relevant exchange on the pricing date and valuation date, respectively, rather than the prices published by Bloomberg Financial Markets on such dates.  See “Description of Bear Market PLUS—Relevant Exchange” in the accompanying preliminary pricing supplement.  The historical prices of WTI crude oil should not be taken as an indication of future prices, and no assurance can be given as to the price of WTI crude oil on the valuation date.

WTI Crude Oil (in U.S. dollars per barrel)	High	Low	Period End
2003
First Quarter	37.83	26.91	31.04
Second Quarter	32.36	25.24	30.19
Third Quarter	32.39	26.96	29.20
Fourth Quarter	33.71	28.47	32.52
2004
First Quarter	38.18	32.48	35.76
Second Quarter	42.33	34.27	37.05
Third Quarter	49.90	38.39	49.64
Fourth Quarter	55.17	40.71	43.45
2005
First Quarter	56.72	42.12	55.40
Second Quarter	60.54	46.80	56.50
Third Quarter	69.81	56.72	66.24
Fourth Quarter	65.47	56.14	61.04
2006
First Quarter	68.35	57.65	66.63
Second Quarter	75.17	66.23	73.93
Third Quarter	77.03	60.46	62.91
Fourth Quarter	63.72	55.81	61.05
2007
First Quarter	66.03	50.48	65.87
Second Quarter	70.68	61.47	70.68
Third Quarter	83.32	69.26	81.66
Fourth Quarter	98.18	79.02	95.98
2008
First Quarter	110.33	86.99	101.58
Second Quarter (through June 23, 2008)	138.54	100.98	136.72

July 2008	Page 12